                                 United States
                      Securities and Exchange Commission
                             Washington, DC  20549

                                ------------

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934

                     (Amendment No. __________________) *

                                Digital Impact
                      ----------------------------------
                               (Name of Issuer)

                         Common Stock, .0001 Par Value
                      -----------------------------------
                        (Title of Class of Securities)

                                 25385G106000
                                --------------
                                (CUSIP Number)

                               December 31, 1999
                              -------------------
                         (Date of Event which Requires
                           Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     []  Rule 13d-1(b)

     []  Rule 13d-1(c)

     [x] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 25305GI06000

--------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. of
    Persons (Entities Only)
    Draper Fisher Associates Fund IV, L.P.
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
        (a) []
        (b) [x]
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
    California

Number of Shares Beneficially Owned By Each Reporting Person With:
5.  Sole Voting Power
          4,301,986
6.  Shared Voting Power
          0
7.  Sole Dispositive Power
          4,301,986
8.  Shared Dispositive Power
          0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,625,790
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
           []
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          19.1%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          PN
-------------------------------------------------------------------------------

CUSIP NUMBER 25305GI06000

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. of
    Persons (Entities Only)
    Draper Fisher Management Company IV, LLC
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
        (a) []
        (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
    California
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          0
6.  Shared Voting Power
          4,301,986
7.  Sole Dispositive Power
          0
8.  Shared Dispositive Power
          4,301,986
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,625,790
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          []
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          19.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          OO
-------------------------------------------------------------------------------

CUSIP NUMBER 25305GI06000

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. of
    Persons (Entities Only)
    Timothy C. Draper
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
        (a) []
        (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
    United States
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          0
6.  Shared Voting Power
          4,625,790
7.  Sole Dispositive Power
          0
8.  Shared Dispositive Power
          4,625,790
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,625,790
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          []
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          19.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          IN
--------------------------------------------------------------------------------

CUSIP NUMBER 25305GI06000

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. of
    Persons (Entities Only)
    John H.N. Fisher
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
        (a) []
        (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
    United States
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          0
6.  Shared Voting Power
          4,625,790
7.  Sole Dispositive Power
          0
8.  Shared Dispositive Power
          4,625,790
-------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,625,790
-------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          []
-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          19.1%
-------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          IN
-------------------------------------------------------------------------------

CUSIP NUMBER 25305GI06000

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. of
    Persons (Entities Only)
    Stephen T. Jurvetson
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
        (a) []
        (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
    United States
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          0
6.  Shared Voting Power
          4,625,790
7.  Sole Dispositive Power
          0
8.  Shared Dispositive Power
          4,625,790
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,625,790
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          []
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          19.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          IN
--------------------------------------------------------------------------------

CUSIP NUMBER 25305GI06000

-------------------------------------------------------------------------------
1.  Name of Reporting Persons
    I.R.S. Identification Nos. of
    Persons (Entities Only)
    Draper Fisher Partners IV, LLC
-------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (see Instructions
        (a) []
        (b) [x]
-------------------------------------------------------------------------------
3.  SEC Use Only
-------------------------------------------------------------------------------
4.  Citizenship or Place of Organization
    California
-------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
          323,804
6.  Shared Voting Power
          0
7.  Sole Dispositive Power
          323,804
8.  Shared Dispositive Power
          0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person
          4,625,790
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)
          []
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
          19.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)
          OO
--------------------------------------------------------------------------------

Item 1(a)  Name of Issuer:  Digital Impact

Item 1(b)  Address of Issuer's principal executive offices:

             777 Bovet Road, Suite 300, San Mateo, CA  94402

Item 2(a)  Name of person filing:

             Draper Fisher Associates Fund IV, L.P.
             Draper Fisher Management Company IV, LLC
             Timothy C. Draper
             John H.N. Fisher
             Stephen T. Jurvetson
             Draper Fisher Partners IV, LLC

Item 2(b)  Address of principal business office or, if none, residence:

             400 Seaport Court, Suite 250, Redwood City, CA  94063


Item 2(c)  Citizenship:

             Draper Fisher Associates Fund IV, L.P.      California
             Draper Fisher Management
                Company IV, LLC                          California
             Timothy C. Draper                           United States
             John H.N. Fisher                            United States
             Stephen T. Jurvetson                        United States
             Draper Fisher Partners IV, LLC              California

Item 2(d)  Title of class of securities:             Common Stock

Item 2(e)  CUSIP No.:       25385G106000

Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)    []      Broker or dealer registered under section 15 of the act (15
                    u.s.c. 78o).

     (b)    []      Bank as defined in section 3(a)(6) of the act (15 u.s.c.
                    78o).

     (c)    []      Insurance company as defined in section 3(a)(19) of the act
                    (15 u.s.c. 78c).

     (d)    []      Investment company registered under section 8 of the
                    investment company act of 1940 (15 u.s.c. 80a-8).

     (e)    []      An investment adviser in accordance with (S)
                    240.13d-1(b)(1)(ii)(e);

     (f)    []      An employee benefit plan or endowment fund in accordance
                    with (S) 240.13d-1(b)(1)(ii)(f);

     (g)    []      A parent holding company or control person in accordance
                    with (S) 240.13d-1(b)(1)(ii)(g);

     (h)    []      A savings association as defined in section 3(b) of the
                    federal deposit insurance act (12 u.s.c. 1813);

     (i)    []      A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

     (j)    []      Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     See rows 5 through 11 of cover pages.

Item 5.    Ownership of Five Percent or Less of a Class.

                Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

                Not Applicable.

Item 9.    Notice of Dissolution of Group.

                Not Applicable.

Item 10.   Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were required were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2000                 Draper Fisher Associates Fund IV, L.P.

                                         By: /s/ Tim Draper
                                              ____________________________
                                                Name:  Tim Draper
                                                Title: Managing Director

                                         Draper Fisher Management
                                         Company IV, LLC

                                          By:  /s/ Tim Draper
                                               ____________________________
                                                 Name:  Tim Draper
                                                 Title: Managing Director

                                                /s/ Tim Draper
                                                ___________________________
                                                Timothy C. Draper

                                                /s/ John Fisher
                                                ___________________________
                                                John H.N. Fisher

                                               /s/ Stephen Jurvetson
                                                ___________________________
                                                Stephen T. Jurvetson

                                         Draper Fisher Partners IV,
                                         LLC

                                          By:  /s/ Tim Draper
                                               ____________________________
                                                Name:  Tim Draper
                                                Title: Managing Director

                                 Exhibit Index

Exhibit  Description

99.1  Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith

                                       11